EXHIBIT 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

September 19, 2022 Ventas, Inc. 353 N. Clark Street, Suite 3300 Chicago, Illinois 60654
Re:	OPINION OF DAVIS POLK & WARDWELL LLP

Ladies and Gentlemen:

Ventas, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 3,515,211 shares of its common stock, par value $0.25 per share (the “Securities”) that are issuable upon the redemption of certain Class A limited partnership units (the “Class A Units”) of NHP/PMB L.P., a Delaware partnership and subsidiary of the Company (the “Partnership”), by the holders thereof in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate and (vii) the Partnership Agreement is (a) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (b) in full force and effect, and (c) the entire agreement of the parties pertaining to the subject matter thereof.

Based upon the foregoing, we advise you that, in our opinion, when the Securities have been issued and delivered against payment therefor in accordance with the terms and conditions of the Partnership Agreement and in the manner contemplated by and in accordance with the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of the Offered Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

September 19, 2022	2